Exhibit 10.5

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (B) IF REASONABLY REQUESTED BY THE COMPANY, AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

VYYO INC.

PROMISSORY NOTE

(As Amended on March 27, 2007)

Issuance Date: March 23, 2006	Principal: U.S. $10,000,000

FOR VALUE RECEIVED, Vyyo Inc., a Delaware corporation, (the “Company”), hereby promises to pay to Goldman, Sachs & Co. or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due upon the Maturity Date (each, as defined herein) unless earlier redeemed (in each case in accordance with the terms hereof), and to pay interest (“Interest”) on any outstanding Principal at the rate of 10.0% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable unless earlier redeemed.  This Note (including all Notes issued in exchange, transfer or replacement hereof, this “Note”) is issued on the Closing Date pursuant to the Securities Purchase Agreement, dated as of March 18, 2006, by and among the Company and the Investors identified therein (the “Securities Purchase Agreement”). Certain capitalized terms used herein are defined in Section 22.  Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Securities Purchase Agreement.

1.  MATURITY.  On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and the accrued and unpaid Interest thereon.  The Company shall make such payment on the Maturity Date, together with the amount of any accrued and unpaid interest on such Principal, by wire transfer of immediately available funds to an account designated in writing by the Holder.  Except as set forth in Section 6, this Note may be redeemed or prepaid without premium or penalty.  Any prepayments will be applied first to any accrued but unpaid interest and then to unpaid principal.

2.  INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the first day of the succeeding Calendar Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”) with the first Interest Date being May 1, 2006 by wire transfer of immediately payable funds.  Interest shall be payable on each Interest Date in cash.  Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable in cash.  Upon the occurrence and during the continuance of any default in the payment of the Interest or Principal when due, the Interest Rate shall be increased by two percent (2.0%) per annum (the “Default Rate”).  In the event that such Interest or Principal payment default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure.  Interest on overdue interest shall accrue at the same rate compounded quarterly.

3.  SUBORDINATION.  The Principal and Interest on this Note is expressly subordinated in right of payment to (i) the Senior Secured Notes issued on the date hereof, and (ii) any borrowed money by the Company designated as senior debt by the Board of Directors (“Indebtedness”).  Upon payment or distribution of the assets of the Company to creditors upon any dissolution, winding up, liquidation, reorganization, recapitalization or readjustment of the Company or its property, payment of the Principal and Interest will be subordinate to the prior payment in full of all such Indebtedness.  No payment of Principal or Interest may be made by the Company if (i) at any time there exists (or after giving effect to the payment there would exist) an event of default under the agreement pursuant to which such Indebtedness has been issued, or (ii) full payment of amounts then due for principal and interest on the Indebtedness has not been made or duly provided for.  The Holder of this Note shall execute any further documentation reasonably requested by a lender to effect the foregoing.

4.  MAKE-WHOLE PREMIUM.  If a Fundamental Transaction occurs prior to the Maturity Date, the Company also shall pay the Make-Whole Premium, if any, to the Holder who elects to have its Note redeemed pursuant to Section 6(a) hereof pursuant to the Fundamental Transaction. The Make-Whole Premium, if any, shall be paid in cash on the Fundamental Transaction Effective Date.  The “Make-Whole Premium” shall be an amount equal to the interest that otherwise would accrue on the Principal of the Note had it remained outstanding from the date hereof through the Maturity Date, less the amount of interest accrued and paid prior to the date of redemption.  For purposes of this Section 4, “Fundamental Transaction Effective Date” means the date that a Fundamental Transaction becomes effective.

5.  RIGHTS UPON EVENT OF DEFAULT.

(a)  Event of Default.  Each of the following events shall constitute an “Event of Default”:

(i)  The Company shall fail to pay any Principal owing under this Note when due;

(ii)  The Company shall fail to pay any Interest owing under this Note when due, and such failure shall continue for thirty (30) days;

(iii)  The Company or any Significant Subsidiary shall (A) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of indebtedness to be paid by the Company or such Significant Subsidiary (excluding this Note, which default is addressed by clauses (i) and (ii) above, but including any other evidence of indebtedness of the Company or such Significant Subsidiary) and such failure shall continue beyond any period of grace provided with respect thereto, or (B) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of indebtedness; and the effect of such failure or default in clause (A) or (B) is to cause, or permit the holder thereof to cause, indebtedness in an aggregate amount of One Million Dollars ($1,000,000) or more to become due prior to its stated date of maturity and such failure shall continue for thirty (30) days;

(iv)  An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Company or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 30 days or an order or decree approving or ordering any of the foregoing shall be entered;

(v)  The Company or any Significant Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (iv) of this Section, (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Significant Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing;

(vi)  One or more judgments for the payment of money in an amount in excess of Five Million Dollars ($5,000,000) in the aggregate, outstanding at any one time, shall be rendered against the Company or any Significant Subsidiary and the same shall remain undischarged for a period of sixty (60) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company or any Significant Subsidiary and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within sixty (60) days after issue or levy;

(vii)  Failure (A) of the Company to make any required filings with the United States Securities and Exchange Commission or (B) of the Common Stock to be listed on an eligible securities exchange, and in either case (A) or (B) such failure shall continue for sixty (60) days;

(viii)  The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Note or the Guaranty and Security Agreement and, to the extent such failure is capable of being cured, such failure shall continue for sixty (60) days.

(b)  Event of Default Redemption Right.  Promptly after the occurrence of an Event of Default with respect to this Note, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder.  The Holder, upon the approval of Holders holding more than 33 1/3% of the aggregate principal balance of the Notes then outstanding, by written notice to the Company, may declare all outstanding amounts payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding (“Redemption Price”).  Upon the occurrence or existence of any Event of Default described in Sections (iv) or (v) hereof, immediately and without notice, all outstanding amounts payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, the Holder may exercise, upon the approval of Holders holding more than a majority of the aggregate principal balance of the Notes, any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

6.  RIGHTS UPON FUNDAMENTAL TRANSACTION.

(a)  Fundamental Transaction Redemption Right.  No sooner than twenty (20) days nor later than ten (10) days prior to the consummation of a Fundamental Transaction, but not prior to the public announcement of such Fundamental Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Fundamental Transaction Notice”).  At any time during the period (the “Fundamental Transaction Period”) beginning after the Holder’s receipt of a Fundamental Transaction Notice and ending on the date that is one (1) Trading Day before the Fundamental Transaction Effective Date, the Holder, at its option, may require the Company to redeem all or any portion of this Note by delivering written notice thereof (“Fundamental Transaction Redemption Notice”) to the Company.  The portion of this Note subject to redemption pursuant to this Section 6 shall be redeemed by the Company in cash at a price equal to 101% of the Principal plus any accrued but unpaid Interest thereon up to, but not including, the Fundamental Transaction Effective

Date, plus the Make-Whole Premium (the “Fundamental Transaction Redemption Price”) on the Fundamental Transaction Effective Date.  Redemptions required by this Section 6 shall have priority to payments to stockholders in connection with a Fundamental Transaction.  To the extent redemptions required by this Section 6 are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.  The parties hereto agree that in the event of the Company’s redemption of any portion of the Note under this Section 6, the Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder.  Accordingly, any redemption premium due under this Section 6 is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder’s actual loss of its investment opportunity and not as a penalty.

7.  COVENANTS.  Until all Principal and Interest and any other amounts due and payable under this Note have been paid in full in cash, the Company shall, and shall cause each Significant Subsidiary to:

(a)  provide prompt written notice to the Holder of the occurrence of any Event of Default, or any event which with the giving of notice or lapse of time, or both, would constitute an Event of Default, hereunder;

(b)  do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence; and

(c)  keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, (ii) permit any representatives designated by the Holder, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, and (iii) provide to the Holder the same information rights as it provides to its stockholders.

8.   VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES.  This Note may be amended and any provision may be waived with the consent of the Company and the Holder.  In addition, the Notes may be amended and a provision may be waived by the Company with the affirmative vote or consent of the holders of a majority of the aggregate principal amount of the Notes.  Any change or amendment so approved shall be binding upon all existing and future holders of this Note; provided that, no such amendment or waiver may materially and adversely affect the economic interest in the Company of the Holder of this Note in a manner disproportionate to the Holders of other Notes without the consent of the Holder hereof.

9.  TRANSFER.  This Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company in aggregate principal amounts of at least $500,000, subject only to the provisions of Section 4.1 of the Securities Purchase Agreement and compliance with applicable law.

10.  REISSUANCE OF THIS NOTE.

(a)  Transfer.  If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 10(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Note (in accordance with Section 10(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, following redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b)  Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 10(d)) representing the outstanding Principal.

(c)  Note Exchangeable for Different Denominations.  This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 10(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)  Issuance of New Notes.  Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 10(a) or Section 10(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest on the Principal of this Note, from the Issuance Date.

11.  REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).  Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate.  The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction.

12.  PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS.  If following an Event of Default (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

13.  CONSTRUCTION; HEADINGS.  This Note shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

14.  FAILURE OR INDULGENCE NOT WAIVER.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

15.  NOTICES.  Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be delivered in accordance with Section 6.4 of the Securities Purchase Agreement.  The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.  Without limiting the generality of the foregoing, the Company will give written notice to the Holder at least twenty (20) days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

16.  CANCELLATION.  After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

17.  WAIVER OF NOTICE.  To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

18.  GOVERNING LAW.  This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the State of New York and waive trial by jury.  Both parties agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Note.  Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder.

19.  INDEMNIFICATION.

(a)  Subject to the limitations herein, the Company shall indemnify the Holder, and each Affiliate of the Holder (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, (excluding the legal fees of counsel for any Indemnitee), incurred by or asserted against any Indemnitee by a third party arising out of, in connection with, or as a result of:  (i) the execution or delivery of this Note, the performance by the Company and its Subsidiaries hereto of their respective obligations hereunder or the consummation of or the use of the proceeds therefrom, or (ii) the material breach by the Company or any Subsidiary of (a) any representation, warranty, covenant or agreement contained herein or (b) any representation or warranty in Section 3.1 of the Securities Purchase Agreement, as they relate to this Note; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b)           To the extent permitted by applicable law, the Company and the Holder hereof shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this the this Note, the Securities Purchase Agreement or any agreement or instrument contemplated hereby or thereby, or the use of the proceeds thereof.

20.  MAXIMUM PAYMENTS.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

21.  NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

22.  CERTAIN DEFINITIONS.  For purposes of this Note, the following terms shall have the following meanings:

(a)   “Calendar Quarter” means each of: the period beginning on and including February 1 and ending on and including April 30; the period beginning on and including May 1 and ending on and including July 31; the period beginning on and including August 1 and ending on and including October 31; and the period beginning on and including November 1 and ending on and including January 31.

(b)  “Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued Notes pursuant to the terms of the Securities Purchase Agreement.

(c)   “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company, is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) be subject to an offer from another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) other than the Holder to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding Voting Shares (not including any Voting Shares held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of related Persons (as defined in Sections 13(d) and 14(d) of the Exchange Act) whereby such other Person or group acquires more than the 50% of the outstanding Voting Shares (not including any Voting Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such share purchase agreement or other business combination), provided however, a Fundamental Transaction shall not include (i) any reorganization, recapitalization or reclassification of the Common Shares in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(d)  “GAAP” means United States generally accepted accounting principles, consistently applied.

(e)  “Maturity Date” means September 26, 2007.

(f)  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(g)  “Principal Market” means The Nasdaq National Market.

(h)  “Redemption Notices” means, collectively, the Event of Default Redemption Notices, and the Fundamental Transaction Redemption Notices, each of the foregoing, individually, a Redemption Notice.

(i)  “Required Holders” means the holders of Notes representing at least a majority of the aggregate principal amount of the Notes then outstanding.

(j)  “SEC” means the United States Securities and Exchange Commission.

(k)   “Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

(l)   “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the NASDAQ National Market (or any successor thereto), or (c) if trading ceases to occur on the NASDAQ National Market (or any successor thereto), any Business Day.

(m)  “Voting Shares” of a Person means capital shares of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital shares of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note, as amended, to be duly executed as of March 27, 2007.

VYYO INC.

By:	/s/ Wayne H. Davis
Name: Wayne H. Davis
Title: CEO

CONSENTED AND AGREED TO

AS OF MARCH 27, 2007 BY:

HOLDER:

GOLDMAN, SACHS & CO.

By:	/s/ Nick Advani
Name: Nick Advani
Title: Managing Director